Exhibit 10.3

XEROX HOLDINGS CORPORATION

Severance Letter Agreement

Providing Certain Benefits Upon Termination of Employment

Following a Change In Control

____________, 202_

[Full Name]

Dear [First Name]:

Xerox Holdings Corporation considers it in the best interests of its shareholders to foster the continuous employment of key management personnel. The Board recognizes that, as with many publicly held corporations, the possibility of a Change in Control may arise, and that the uncertainty raised by this possibility may cause the departure or distraction of management personnel, to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce the continued dedication of key management personnel to their duties, without potential distraction arising from a possible Change in Control, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Section 3, the Company accordingly agrees that you shall, subject to the terms and conditions set forth herein, receive the severance benefits set forth in this Agreement if your employment with the Company is terminated under certain circumstances in connection with, or following a Change in Control.

It is intended that the compensation and benefits that may become payable under this Agreement comply with, or be exempt from, Section 409A of the Code and this Agreement shall be construed and interpreted in a manner consistent with such intention.

1.	Definitions.

(a) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Agreement” shall mean the letter agreement set forth herein.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Change in Control” shall mean:

(i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of equity securities to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction (as defined below)) whereby any Person or any two or more Persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than twenty percent (20%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the ”Company Voting Securities”);

(ii) the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the ”Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) that commences after the Effective Date with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a ”Reorganization”), unless immediately following such Reorganization (i) more than twenty percent (20%) of the total voting power of (A) the corporation resulting from such Reorganization (the ”Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the ”Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no Person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a ”Non-Control Transaction”); or

(iv) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more Persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any Person acquires beneficial ownership of twenty percent (20%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(e) “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g) “Company” shall mean Xerox Holdings Corporation or any successor thereto, including any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(h) “Company Group” shall mean the Company and its direct and indirect majority-owned subsidiaries.

(i) “Date of Termination” shall mean:

(i) If your employment is terminated pursuant to a Termination by the Company For Disability, the date that is thirty (30) days after the Notice of Termination is given (if you do not return to the performance of your duties on a full-time basis during such thirty (30) day period);

(ii) If your employment is terminated for any other reason, the date specified in the Notice of Termination, subject to clauses (iii) or (iv) of this subsection;

(iii) In the case of a Termination by the Company For Cause, the specified date shall not be less than thirty (30) days from the date the Notice of Termination is given; or

(iv) In the case of a Termination by You For Good Reason, the specified date shall not be less than fifteen (15) days nor more than sixty (60) days from the date the Notice of Termination is given, subject to Section (r)1(r).

(j) “Disability” shall mean a physical or mental incapacity incurred after a Potential Change in Control that results in you becoming eligible to receive benefits under the Company’s short-term disability policy (as then in effect) and/or Long-Term Disability Income Plan (or any substitute plan(s) adopted before a Change in Control).

(k) “Effective Date” shall mean [January 1, 2024].

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m) “Notice of Termination” shall mean the notice required to be given by you or the Company in accordance with the terms of Section 12.

(n) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(o) A “Potential Change in Control” shall be deemed to have occurred if:

(i) The Company enters into a definitive agreement, the consummation of which would result in the occurrence of a Change in Control; or

(ii) The Board adopts a resolution to the effect that a Potential Change in Control for purposes of this Agreement has occurred;

provided, that a Potential Change in Control shall no longer be deemed to occur following (A) with respect to a Potential Change in Control pursuant to subsection (i) above, the consummation of a Change in Control or a termination of the applicable agreement, or (B) with respect to a Potential Change in Control pursuant to subsection (ii) above, the date on which the Board adopts resolutions to the effect that the Potential Change in Control for purposes of this Agreement is no longer in effect.

(p) “Termination by the Company For Cause” shall mean termination by the Company Group of your employment upon:

(i) The willful and continued failure by you to substantially perform your duties with the Company Group (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by You For Good Reason), after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(ii) The willful engaging by you in conduct which is demonstrably and materially injurious to any member of the Company Group, monetarily or otherwise; or

(iii) The conviction of any crime (whether or not involving the Company Group) which constitutes a felony.

For purposes of this subsection, no act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. A termination of your employment will not be a Termination by the Company For Cause until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth in this subsection, and specifying the particulars thereof in detail.

(q) “Termination by the Company For Disability” shall mean a termination by the Company Group of your employment following a Change in Control and during the term of this Agreement if, as a result of your Disability, you fail to perform your duties and shall have been receiving payments under the Company’s Long-Term Disability Income Plan, or any substitute plans adopted before the Change in Control, for a period of twelve (12) consecutive months or more and, within thirty (30) days after Notice of Termination is given, you shall not have returned to the full-time performance of your duties, the Company may terminate your employment pursuant to a Termination by the Company For Disability. For the avoidance of doubt, nothing in this Agreement will affect your rights under the Company’s Long-Term Disability Income Plan (or any substitute plan) following a Termination by the Company for Disability in accordance with the terms thereof (which, for the avoidance of doubt, would currently provide for continued payments until you are no longer disabled or reach age 65 and thereafter your benefits would be determined in accordance with the Company’s welfare benefits programs then in effect and the Company’s retirement plans then in effect).

(r) “Termination by You For Good Reason” shall mean the termination by you of your employment with the Company Group after you properly notify the Board in writing within ninety (90) days of the initial occurrence of any of the following circumstances and the Company does not remedy the circumstance within thirty (30) days of such notice, and following such thirty (30) day period, you deliver a Notice of Termination in accordance with Section 12, provided that such circumstance occurs without your express written consent, after a Change in Control, and during the term of this Agreement:

(i) the material diminution of your authority, duties, or responsibilities from those in effect immediately prior to a Change in Control (including, without limitation, if you are an executive officer of the Company prior to a Change in Control, ceasing to be an executive officer of the surviving company);

(ii) A material reduction in your annual base salary and/or annual target bonus as in effect on the date hereof, or as the same may be increased from time to time, except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

(iii) A material change in the geographic location at which you are required to be based (including, without limitation, the Company Group requiring you to relocate outside of the metropolitan area in which you were based immediately prior to the Change in Control), except for required travel on the Company Group’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control;

(iv) The failure by the Company Group to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which you participate immediately before the Change in Control (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company Group to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the Change in Control; or

(v) The failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11.

A Termination by You For Good Reason shall be deemed to occur if, after a Change in Control, there occurs any termination or purported termination by the Company Group of your employment which is not accompanied by any Notice of Termination required by Section 12, and does not comply with the notice requirements (if applicable) of Section 1(p) (defining Termination by the Company For Cause). A termination by you of your employment shall not fail to be a Termination by You For Good Reason merely because of your Disability, or because your employment continued after the occurrence of any of the events listed in this subsection. Notwithstanding anything herein to the contrary, in the event of a Termination by you for Good Reason under Section 1(r)(i), no benefits are payable to you under the Agreement if, before the second (2nd) anniversary of a Potential Change in Control (A) you voluntarily terminate your employment or (B) the Company remedies the circumstance described in Section 1(r)(i).

(s) “Termination by You Without Good Reason” shall mean a termination by you of your employment with the Company Group that is not a Termination by You For Good Reason.

2.	Term of Agreement.

(a) This Agreement shall be effective on the Effective Date and shall continue in effect through December 31, 2026; however; the term of this Agreement shall terminate at any time the Company gives notice that you are no longer in a position considered to be a key role in the event of a Change in Control. No notice pursuant to the immediately preceding sentence may be given during the pendency of a Potential Change in Control.

(b) Notwithstanding anything in Section 2(a) to the contrary, if a Change in Control occurs while this Agreement is in effect, then this Agreement shall continue in effect until the second (2nd) anniversary of such Change in Control, at which time this Agreement shall automatically terminate without any further action by you or the Company; provided, that if your employment terminates following the Change in Control and prior to such anniversary, such termination of this Agreement shall not affect your right to any payments to which you are entitled to receive pursuant to Section 4 below in connection with such termination of employment.

(c) This Agreement shall terminate earlier than as set forth in Sections 2(a) and 2(b) above upon your termination of employment (which for this purpose shall include commencement of salary continuance or other severance amounts), other than a termination of employment that (i) occurs within the two (2) years immediately following a Change in Control (or such termination is deemed to occur following a Change in Control pursuant to Section 4(g) below) and (ii) is not (A) because of your death, (B) a Termination by the Company For Cause, (C) a Termination by the Company For Disability, or (D) a Termination by You Without Good Reason.

3. Your Agreement to Certain Continued Employment. You agree that, in the event that a Potential Change in Control is triggered while this Agreement is in effect, you will not resign from your employment with the Company Group (and will continue to devote all of your business time and your best efforts and skill to the performance of your duties and responsibilities to the Company Group) prior to the earliest of:

(a) The date that is nine (9) months immediately following the date on which such Potential Change in Control is first triggered;

(b) The first date on which such Potential Change in Control is no longer deemed to occur; and

(c) A Termination by You For Good Reason.

4.	Benefits Upon Termination.

(a) You shall be entitled to the benefits provided by this Section 4 upon the termination of your employment, if such termination occurs after a Change in Control and during the term of this Agreement, and is not (i) because of your death, (ii) a Termination by the Company For Cause, (iii) a Termination by the Company For Disability, or (iv) a Termination by You Without Good Reason. Notwithstanding anything herein to the contrary, with respect to any amounts payable pursuant to this Agreement that may constitute nonqualified deferred compensation pursuant to Section 409A of the Code, or to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, you will not be deemed to experience a termination of employment from the Company Group unless and until you experience a “separation from service” (as such term is defined in Section 409A).

(b) The Company shall pay you your full base salary through the Date of Termination upon your separation from service at the rate in effect at the time Notice of Termination is given (or the rate as in effect immediately prior to the Change in Control, if greater), plus all other earned but unpaid amounts to which you are entitled under any compensation plan of the Company Group through such Date of Termination, at the time such payments are due.

(c) In lieu of any further salary payments to you for periods after your separation from service, the Company shall (or shall cause an Affiliate to) pay you a lump sum cash severance payment in an amount equal to two (2) times the sum of:

(i) the greater of (A) your annual rate of base salary in effect on the date the Notice of Termination is given, and (B) your annual rate of base salary in effect immediately prior to the Change in Control, and

(ii) the greater of (A) the annual target bonus applicable to you for the year in which the Notice of Termination is given, and (B) the annual target bonus applicable to you for the year in which the Change in Control occurs. This Agreement shall override any annual bonus plan in existence on your Date of Termination. Notwithstanding section 4(b) above, if you are entitled to a Change in Control payment under this Agreement, the payment of two (2) times your annual target bonus pursuant to this Section 4(c)(ii) shall be the sole bonus payment due to you.

(d) The payment under Section 4(c) will be paid on the first regularly scheduled payroll date of the Company (or applicable member of the Company Group) that is at least three (3) business days following the Release Effective Date (as defined in Section 4(g) below), except that it may not be paid before the earliest date permitted under Section 13 herein (relating to Section 409A of the Code).

(e) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable under any other plan or agreement relating to retirement (or other post-termination) benefits or to compensation previously earned and not yet paid, in accordance with the terms of such plans or agreements.

(f) Subject to your election of COBRA continuation coverage under the Company’s group health plan(s) (including medical, dental and vision coverage), on the first regularly scheduled payroll date of each of the first eighteen (18) months following the month in which the Date of Termination occurs, the Company will pay directly to or on your behalf an amount equal to the “applicable percentage” of the monthly COBRA premium cost for you and your covered dependents; provided, that the payments pursuant to this Section 4(f) shall cease earlier than as contemplated by this sentence in the event that you become eligible to receive any comparable health benefits (both in terms of cost and coverage), including through a spouse’s employer, prior to the first regularly scheduled payroll date of the eighteenth (18th) month immediately following the month in which the Date of Termination occurs. For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination. If your health coverage is provided through a non-U.S. Xerox-sponsored health plan that is not governed by COBRA, your continuation coverage shall follow the continuation rules and regulations of the country governing your plan. In the event you are not eligible for 18 months of continuation coverage through country or your plan rules, Xerox will pay you a lump sum equivalent to the amount the Company would have paid for 18 months of coverage had you continued to be employed during that period minus the amount the Company is paying or has paid for any continuation coverage actually provided.

(g) Notwithstanding any provision herein to the contrary, the payment under Section 4(c) and 4(f) above (collectively, the “Severance Benefits”) shall be conditioned upon your prompt execution, delivery to the Company, and non-revocation of a general release in favor of each member of the Company Group and their respective officers, directors and agents in a form reasonably acceptable to the Company that becomes effective and not revocable within sixty (60) days following the date of your termination of employment with the Company Group (the “Release of Claims” and the date on which the Release of Claims first becomes effective and irrevocable being the “Release Effective Date”). If you fail to execute the Release of Claims in such a timely manner so that the Release Effective Date occurs after the end of such sixty (60) day period, or timely revoke your acceptance of such release following its execution, you shall not be entitled to any of the Severance Benefits.

(h) Deeming rules for certain terminations of employment before a Change in Control. For purposes of this Agreement:

(i) A termination of your employment shall be deemed to occur after a Change in Control if (A) your employment is terminated by the Company before a Change in Control and during the pendency of a Potential Change in Control, (B) such termination was not a Termination by the Company For Cause, and (C) either such termination was at the request or direction of a person who has entered into the agreement giving rise to the Potential Change in Control.

(ii) A termination of your employment shall be deemed to be a Termination by You For Good Reason after a Change in Control if (A) before a Change in Control and during the pendency of a Potential Change in Control, you incur a Termination by You For Good Reason (or what would be such but for the fact that it occurs before a Change in Control), and (B) the circumstance or event which give rise to your ability to effectuate a Termination by You For Good Reason occurs at the request or direction of a person who has entered into an agreement giving rise to a Potential Change in Control.

(iii) For the avoidance of doubt, clauses (i) and (ii) above will apply whether or not a Change in Control actually occurs following such termination of employment.

(i) All payments under the Agreement are subject to the reduction or potential reduction set forth in Section 9.

5. Benefits upon Termination by the Company For Cause or Termination by You Without Good Reason. If, following a Change in Control, your employment is terminated pursuant to a Termination by the Company For Cause, or a Termination by You Without Good Reason, the Company shall pay you your full base salary through your separation from service at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

6. No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in Sections 4, 5, 9 or 10 herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in such sections be reduced by any compensation earned by you as the result of employment by another employer or by retirement (or other post-termination) benefits after the Date of Termination, or otherwise, other than under Section 4(f) (relating to certain continuing welfare benefits) and Section 8.

7. No Waiver. Your continued employment after any event which is or might be an event listed under the definition of Termination by You For Good Reason herein shall not constitute your consent to such event or the waiver of your right to deliver a Notice of Termination to trigger a Termination by You For Good Reason in accordance with the requirements of Section 1(p).

8. Offset for Certain Severance Pay. If you become entitled to payment pursuant to Section 4(c) herein, you shall not be entitled to receive severance pay under any severance pay plan, policy or arrangement maintained by the Company Group. If the Company Group is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company Group is obligated by law or by contract to provide advance notice of separation, then the payment pursuant to Section 4(c) herein shall be reduced, but not below zero, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received by you during the period of such advance notice. No offset or reduction of amounts shall be permitted to the extent it results in a prohibited substitution under Section 409A of the Code.

9. Payment Calculation.

(a) Generally, Total Payments (defined below) in connection with a Change in Control, including but not limited to payments under this Agreement, may be subject to an Excise Tax (defined below) payable by you. The Excise Tax applies only if Total Payments exceed a threshold computed under the Code. Accordingly, if it is determined that the Excise Tax would apply to any payments to you, payments under the Agreement shall be reduced if it is determined by the Accounting Firm (defined below) that such Cutback (defined below) causes the Net After Tax Amount (as defined below) after application of the Cutback to be greater than the Net After Tax Amount without such Cutback.

(b) For purposes of this Section 9, the following terms have the following meanings:

(i) “Excise Tax” shall mean the excise tax (if any) imposed under Section 4999 of the Code on your Total Payments.

(ii) “Net After Tax Amount” shall mean the amount of Total Payments net of any applicable taxes under the Code and any State or local income taxes applicable on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the payments, as in effect on the date of payment.

(iii) “Total Payments” shall mean all of the payments or benefits, paid or payable to you or for your benefit, subject to the excise tax under Section 4999 of the Code (before any reduction pursuant to this Section 9), including any vesting of awards subject to Section 83 of the Code, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company Group, any person whose actions result in a Change in Control, or any person affiliated with the Company Group or such person.

(c) Amounts payable to you under the Agreement shall be reduced by an amount (the “Cutback”) if and only if it is determined that the Net After Tax Amount is greater if the Cutback is imposed than if the Cutback is not imposed.

(d) All determinations required to be made under this Section 9 shall be made by the accounting firm that was, immediately before the Change in Control, the Company’s independent auditor (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to you as soon as administratively practicable following the Date of Termination, or such earlier time as requested by the Company. In the event that such accounting firm is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm instead shall be the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Any determination by the Accounting Firm shall be binding upon the Company and you.

10. Legal Fees.

(a) In addition to all other amounts payable to you under this Agreement, during the term of this Agreement and for a period of six (6) years following the termination of your employment with the Company Group, the Company shall, or shall cause an Affiliate to, pay or reimburse you for legal fees (including, without limitation, any and all court costs and attorneys’ fees and expenses) incurred by you in connection with or as a result of any claim, action or proceeding brought by you with respect to or arising out of this Agreement or any provision hereof; provided, however, that the Company shall have no obligation for any such legal fees relating to any claim(s) determined by a court to be frivolous or not brought in good faith.

(b) To the extent required to avoid penalties under Section 409A of the Code, any payment by the Company under this Section 10 shall be made no later than December 31 of the calendar year following the calendar year in which you incur such fees and expenses. Notwithstanding the foregoing, to the extent required to avoid penalties under Section 409A of the Code, in the case of a payment by the Company to reimburse expenses incurred due to a tax audit or litigation, payment shall be made no later than December 31 of the calendar year following the calendar year in which you remit the Excise Tax or, where as a result of such audit or litigation, no taxes are remitted, December 31 of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

11. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

(b) Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder upon a Termination by You For Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if no such designee, to your estate.

12. Notice Requirement. Any termination or purported termination of your employment (except by reason of your death) by the Company Group or by you following a Change in Control and during the term of this Agreement shall be communicated by written Notice of Termination to the other party hereto in accordance with this section. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, in the case of delivery of a Notice of Termination by the Company to you, addressed to the address set forth on the first page of this Agreement, and, in the case of delivery of a Notice of Termination by you to the Company, to the Company’s corporate address, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13. No Payment Earlier Than Permitted Under Code Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company determines that you are deemed at the time of your termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of the payment of any portion of the amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your termination of employment or (b) the date of your death. Upon the expiration of the applicable deferral period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 13 shall be paid in a lump sum to you. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

14. Amendment.

(a) Except as provided in subsection (b) below, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board or the Compensation Committee of the Board.

(b) The Chief Executive Officer of the Company may amend the Agreement as he or she deems necessary or appropriate to comply with Section 409A of the Code and guidance thereunder.

15. Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4, 5, 9 or 10 shall survive the expiration of the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between you and the Company, you shall not have any right to be retained in the employ of the Company Group.

16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof (including, without limitation, the Change in Control Severance Agreement, if any, previously entered into between you and the Company as thereafter amended and/or extended).

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[Signature Page Follows]

If this Agreement correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this subject.

Sincerely,

XEROX HOLDINGS CORPORATION

By:
Name:
Title:

Agreed to as of the Date: ________, 202___

Name:
[Name]